Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AP Gaming Holdco, Inc. 2014 Long-Term Incentive Plan and the PlayAGS, Inc. Omnibus Incentive Plan of PlayAGS, Inc. (formerly, AP Gaming Holdco, Inc.) of our report dated March 9, 2016, with respect to the consolidated financial statements and schedules of PlayAGS, Inc. included in PlayAGS, Inc.’s Form S-1 (No. 333-222150) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

January 26, 2018